Exhibit 99.1

LIBERTY MEDIA CORPORATION REPORTS

FIRST QUARTER 2026 FINANCIAL AND OPERATING RESULTS

Englewood, Colorado, May 7, 2026 - Liberty Media Corporation (“Liberty Media” or “Liberty”) (NASDAQ: FWONA, FWONK) today reported first quarter 2026 results. Headlines include(1):

●	Formula 1
o	For the quarter, F1 revenue increased 53% to $617 million, operating income was $107 million and Adjusted OIBDA(2) increased 102% to $172 million, largely from a combination of strong underlying growth, the effect of one extra race held during the quarter and the impact of the expected calendar on revenue and cost recognition
o	Announced the return of the Turkish Grand Prix starting in 2027 in a new multi-year agreement
o	Extended Salesforce and Allwyn partnerships and entered into new multi-year sponsorship agreements with Marsh, FanDuel and Betway
o	Extended broadcast agreements with Sky in the UK and Italy, Foxtel in Australia and beIN in pan-Asia
o	Did not hold Bahrain and Saudi Arabia Grands Prix in April due to geopolitical tensions
●	MotoGP
o	For the quarter, MotoGP revenue increased 25% to $94 million, operating loss was $24 million and Adjusted OIBDA(2) increased 60% to $16 million on a pro-forma basis as if the acquisition closed on January 1, 2024(3), with three races held in each quarter
o	Renewed with ServusTV in Austria through 2030
o	Entered into new multi-year, exclusive partnership with Quint to operate all of MotoGP’s premium hospitality offerings
o	Postponed Qatar Grand Prix to November due to geopolitical tensions

“Liberty Media is off to a strong start in 2026, with sustained momentum across Formula 1 and the implementation of our long-term strategy for MotoGP. Formula 1 continues to demonstrate the strength of its global platform, with growing audiences and deepening fan engagement driving robust demand across all commercial elements. We are excited by the meaningful opportunities to expand MotoGP’s commercial reach over time. We remain focused on disciplined execution, investing behind our world-class brands and evaluating avenues for capital deployment to deliver long-term value for our shareholders,” said Derek Chang, Liberty Media President and CEO.

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months ended March 31, 2026 to the same period in 2025.

The following table provides the financial results of Liberty Media for the first quarter of 2026. In the first quarter, Liberty Media incurred $18 million of corporate level selling, general and administrative expense (including stock-based compensation expense).

Liberty Media’s most significant subsidiaries are F1 and MotoGP. Quint was consolidated in the results presented below until the split-off of Liberty Live Holdings, Inc. on December 15, 2025. Liberty’s financial results in the table below only include MotoGP results from the date of acquisition.

	Three months ended
	March 31,
	2025	2026

	amounts in millions (unaudited)
Revenue
Formula 1	$403	$617
MotoGP	—	94
Corporate and other	53	6
Elimination	(9)	(6)
Consolidated Liberty	$447	$711
Operating Income (Loss)
Formula 1	$(28)	$107
MotoGP	—	(24)
Corporate and other	(39)	(19)
Consolidated Liberty	$(67)	$64
Adjusted OIBDA (Loss)
Formula 1	$85	$172
MotoGP	—	16
Corporate and other	(12)	(7)
Consolidated Liberty	$73	$181

F1 Operating Results

“We had a thrilling start to the season, both on and off the track, with increased overtaking and a highly competitive early season. We continue to see positive momentum across our business, including a strong start to our partnership with Apple in the U.S., a renewed multi-year agreement with our long-standing partner, Sky and the addition of new commercial relationships, including those with Standard Chartered and Marsh,” said Stefano Domenicali, Formula 1 President and CEO. “We remain focused on continuing to evolve the sport – including strengthening how we connect with fans globally and working with the FIA and teams to make the racing product even better. Together, we are committed to delivering competitive racing and continuing our industry leading growth.”

The following table provides the operating results of F1.

	Three months ended
	March 31,
	2025	2026	% Change

	$ amounts in millions (unaudited)
Number of races in period	2	3

Primary Formula 1 revenue	$319	$496	55%
Other Formula 1 revenue	84	121	44%
Total motorsport revenue	$403	$617	53%
Operating expenses:
Team payments, excluding Concorde incentive payments	(114)	(184)	(61)%
Other cost of motorsport revenue	(128)	(176)	(38)%
Cost of motorsport revenue, excluding Concorde incentive payments	$(242)	$(360)	(49)%
Selling, general and administrative expenses	(76)	(85)	(12)%
Adjusted OIBDA	$85	$172	102%
Concorde incentive payments	(50)	—	NM
Stock-based compensation	—	(1)	NM
Depreciation and amortization(a)	(63)	(64)	(2)%
Operating income (loss)	$(28)	$107	NM

a)	Includes $50 million and $48 million of amortization related to purchase accounting for the three months ended March 31, 2025 and March 31, 2026, respectively, that is excluded from team payments calculations.

Primary F1 revenue represents the majority of F1’s revenue and is derived from (i) race promotion fees, (ii) media rights fees and (iii) sponsorship fees.

There were three races held in the first quarter of 2026 compared to two races held in the first quarter of 2025. The 2026 calendar is expected to have 22 races, 2 fewer events than were held in 2025, which will impact the year-over-year revenue and cost comparisons on a quarterly basis in addition to proportionate recognition of season-based revenue. The two fewer events scheduled are due to not holding the Bahrain and Saudi Arabian Grands Prix in April of this year.

Primary F1 revenue increased in the three months ended March 31, 2026 across media rights, race promotion and sponsorship primarily due to one additional race during the quarter, a higher proportionate recognition of season-based revenue and contractual fee increases. Media rights and sponsorship revenue both increased due to the effect of the calendar variance on recognition of season-based revenue (3 out of 22 races recognized in the current quarter compared to 2 out of 24 races recognized during the prior year period). Sponsorship revenue growth was also driven by revenue from new sponsors, including Standard Chartered.

Other F1 revenue increased in the first quarter primarily due to higher hospitality, freight and travel revenue from one additional event held. Hospitality revenue also grew due to growth in underlying Paddock Club sales and new premium hospitality offerings. Other F1 revenue also increased due to growth in licensing income and growth from activities at Grand Prix Plaza in Las Vegas.

Operating income and Adjusted OIBDA(2) grew during the first quarter driven by revenue growth outpacing higher expenses. Team payments increased due to the pro rata recognition of team payments, with one more race held during the quarter in addition to the higher proportionate recognition of team payments due to the aforementioned expected reduction in races to be held this year (3 out of 22 races recognized during the current quarter compared to 2 out of 24 races recognized in the prior year period).

Other cost of F1 motorsport revenue is largely variable in nature and derived from servicing both Primary and Other F1 revenue opportunities. These costs increased during the first quarter primarily due to higher hospitality costs from one additional Paddock Club staged and new premium product offerings and higher freight, travel, commissions and partner servicing costs due to the calendar variance, partially offset by lower Formula 3 costs related to the sale of new Formula 3 cars during the prior year period. Selling, general and administrative expense increased during the quarter primarily due to the impact of unfavorable currency exchange rates and higher personnel and technology costs, offset by lower marketing expenses.

MotoGP Operating Results

“The start of our season has reinforced the strength of MotoGP as a highly competitive championship with exciting racing to date, including unpredictable results such as Jorge Martin’s comeback and continuous, thrilling on-track action. Our focus remains on scaling globally as we continue investing across all commercial functions,” said Carmelo Ezpeleta, MotoGP CEO. “We have officially begun our exclusive partnership with Quint to enhance our hospitality offerings and are working to complete our IRTA renewals ahead of next season.”

The following table provides the pro forma operating results of MotoGP for the three months ended March 31, 2025 and actual results for the three months ended March 31, 2026. The pro forma financial results herein are presented as if the acquisition of MotoGP occurred on January 1, 2024. The financial information below is presented for illustrative purposes only and does not purport to represent the actual results of operations of MotoGP had the acquisition occurred on January 1, 2024, or to project the results of operations of Liberty for any future periods. The pro forma adjustments are based on available information and certain assumptions that Liberty management believes are reasonable. The pro forma adjustments are directly attributable to the acquisition and are expected to have a continuing impact on the results of operations of Liberty. Liberty’s actual financial results only include MotoGP from the date of acquisition.

	Three months ended
	March 31,
	2025	2026
	pro forma	actual	% Change	% Constant

	$ amounts in millions (unaudited)		USD	Currency
Number of races in period	3	3

Primary MotoGP revenue	$64	$83	30%
Other MotoGP revenue	11	11	—%
Total motorsport revenue	$75	$94	25%	13%
Operating expenses:
Cost of motorsport revenue	(50)	(59)	(18)%
Selling, general and administrative expenses	(15)	(19)	(27)%
Adjusted OIBDA	$10	$16	60%	56%
Depreciation and amortization(a)	(34)	(40)	(18)%
Operating income (loss)	$(24)	$(24)	—%	17%

The majority of MotoGP’s revenue and costs are Euro-denominated and as such are subject to translational impacts from foreign exchange fluctuations. For constant currency comparison, MotoGP calculates the effects of changes in currency exchange rates as the difference between current period activity translated using the prior period’s currency exchange rates. The table of results above includes both US dollar and constant currency(4) growth rates for revenue, Adjusted OIBDA and Operating income (loss). Unless otherwise stated, the following discussion of results is based on constant currency results.

Primary MotoGP revenue represents the majority of MotoGP’s revenue and is derived from (i) race promotion fees, (ii) media rights fees and (iii) sponsorship fees.

There were three races held in the first quarter of 2026 compared to three races held in the first quarter of 2025. The 2026 calendar is scheduled to have the same number of events but a different order and mix of events compared to the prior year, which will impact season-based revenue recognition.

Primary MotoGP revenue increased in the three months ended March 31, 2026 primarily due to increased race promotion fees related to a different mix of MotoGP events and increased sponsorship revenue from trackside advertising and new sponsors, partially offset by a reduction in contractual media rights fees.

Other MotoGP revenue represents revenue generated from other motorcycle racing championships, including the FIM World Superbike Championship, MotoGP hospitality and experience programs and other licensing opportunities. Other MotoGP revenue declined during the three months ended March 31, 2026.

Operating loss and Adjusted OIBDA both increased during the first quarter. Cost of MotoGP motorsport revenue grew primarily due to higher freight costs associated with freight movements required as a result of the different order of MotoGP events in addition to increased fuel costs. Selling, general and administrative expense increased during the quarter driven by personnel and professional service fees.

Corporate and Other Operating Results

Corporate and Other operating income and Adjusted OIBDA includes the rental income related to Grand Prix Plaza in Las Vegas and other corporate overhead. There was $6 million of rental income related to Grand Prix Plaza in Las Vegas in the first quarter of both 2026 and 2025.

Share Repurchases

There were no repurchases of Liberty Media’s common stock from February 1 through April 30, 2026. The total remaining repurchase authorization for Liberty Media as of May 1, 2026 is $1.1 billion and can be applied to repurchases of common shares of Liberty Media common stock.

FOOTNOTES

1)	Liberty Media will discuss these headlines and other matters on Liberty Media's earnings conference call that will begin at 10:00 a.m. (E.T.) on May 7, 2026. For information regarding how to access the call, please see “Important Notice” later in this document.
2)	For a definition of Adjusted OIBDA (as defined by Liberty Media) and the applicable reconciliation, see the accompanying schedules.
3)	Unless otherwise noted, results reflect MotoGP performance subsequent to the acquisition, which closed on July 3, 2025.
4)	For a definition of constant currency operating results, see the accompanying schedules. Applicable reconciliations can be found in the financial table in the section entitled “MotoGP Operating Results” in this press release.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	12/31/2025	3/31/2026
Total Consolidated Cash and Cash Equivalents (GAAP)(a)	$1,055	$1,332
Less:

Debt:
2.25% convertible notes due 2027(b)	475	475
Formula 1 senior loan facilities	3,350	3,340
MotoGP credit facilities	1,173	1,151
Other corporate level debt	24	23
Total Debt	$5,022	$4,989
Fair market value adjustment and deferred financing costs	78	32
Total Debt (GAAP)	$5,100	$5,021
Formula 1 leverage(c)	2.8x	2.3x
MotoGP leverage(d)	4.7x	4.7x
Consolidated leverage(e)	3.6x	3.0x

a)	Includes $539 million and $862 million of cash held at F1 as of December 31, 2025 and March 31, 2026, respectively and $197 million and $186 million of cash held at MotoGP as of December 31, 2025 and March 31, 2026, respectively.
b)	Face amount of the convertible notes with no fair market value adjustment.
c)	Net leverage as defined in F1’s credit facilities for covenant calculations.
d)	Net leverage as defined in MotoGP’s credit facilities for covenant calculations.
e)	Total consolidated Liberty Media net debt divided by total consolidated Liberty Media Adjusted OIBDA. FWONK converts are shown at greater of par and conversion value based on market data as of March 31, 2026.

F1 and MotoGP are in compliance with their debt covenants as of March 31, 2026.

Total cash and cash equivalents increased $277 million during the first quarter primarily due to net cash generated from operations at both F1 and MotoGP. Total debt was relatively flat in the first quarter.

Important Notice: Liberty Media Corporation (Nasdaq: FWONA, FWONK) will discuss Liberty Media's earnings release on a conference call which will begin at 10:00 a.m. (E.T.) on May 7, 2026.  The call can be accessed by dialing +1 (877) 704-2829 or +1 (215) 268-9864, passcode 13757488 at least 10 minutes prior to the start time.  The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://www.libertymedia.com/investors/news-events/ir-calendar.  Links to this press release will also be available on the Liberty Media website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies, future financial performance and prospects, the Formula 1 and MotoGP race calendars, expectations regarding Formula 1’s and MotoGP’s businesses and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, consumer demand for live entertainment and sporting Events, the assumptions and historical information used in the pro forma financial information of MotoGP, regulatory matters affecting our businesses, geopolitical unrest, the unfavorable outcome of future litigation, the failure to realize benefits of acquisitions, failure of third parties to perform, and changes in law. These forward-looking statements speak only as of the date of this press release, and Liberty Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Liberty Media's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Liberty Media, including the most recent Forms 10-K and 10-Q, for additional information about Liberty Media and about the risks and uncertainties related to Liberty Media's business which may affect the statements made in this press release.

Contact: Hooper Stevens +1 (720) 875-5406

LIBERTY MEDIA CORPORATION

BALANCE SHEET INFORMATION

March 31, 2026 (unaudited)

	March 31,	December 31,
	2026	2025

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$1,332	1,055
Trade and other receivables, net	262	115
Contract assets	165	114
Other current assets	198	89
Total current assets	1,957	1,373

Property and equipment, at cost	1,097	1,087
Accumulated depreciation	(236)	(219)
	861	868

Goodwill	6,959	7,025
Intangible assets subject to amortization, net	4,955	5,102
Deferred income tax assets	535	539
Other assets	625	491
Total assets	$15,892	15,398

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	524	575
Current portion of debt	53	52
Deferred revenue	819	263
Other current liabilities	57	49
Total current liabilities	1,453	939
Long-term debt	4,968	5,048
Deferred income tax liabilities	644	656
Other liabilities	422	305
Total liabilities	7,487	6,948
Redeemable noncontrolling interests in equity of subsidiary	674	693
Total equity	7,731	7,757
Total liabilities and equity	$15,892	15,398

LIBERTY MEDIA CORPORATION

STATEMENT OF OPERATIONS INFORMATION
Three months ended March 31, 2026 (unaudited)

	Three months ended March 31,
	2026	2025

	amounts in millions
Revenue:
Motorsport revenue	$711	400
Other revenue	—	47
Total revenue	711	447
Operating costs and expenses:
Cost of motorsport revenue (exclusive of depreciation shown separately below)	413	286
Other cost of sales	—	39
Selling, general and administrative (1)	122	101
Acquisition costs	—	11
Depreciation and amortization	112	77
	647	514
Operating income (loss)	64	(67)
Other income (expense):
Interest expense	(68)	(48)
Realized and unrealized gains (losses) on financial instruments, net	57	75
Other, net	5	31
	(6)	58
Earnings (loss) from continuing operations before income taxes	58	(9)
Income tax (expense) benefit	(5)	26
Net earnings (loss) from continuing operations	53	17
Net earnings (loss) from discontinued operations	—	(12)
Net earnings (loss)	53	5
Less net earnings (loss) attributable to the redeemable noncontrolling interests	(4)	—
Net earnings (loss) attributable to Liberty stockholders	$57	5

(1) Includes stock-based compensation expense as follows:
Selling, general and administrative	$5	2

LIBERTY MEDIA CORPORATION

STATEMENT OF CASH FLOWS INFORMATION

Three months ended March 31, 2026 (unaudited)

	Three months ended March 31,
	2026	2025

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$53	5
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
(Earnings) loss from discontinued operations	—	12
Depreciation and amortization	112	77
Stock-based compensation	5	2
Realized and unrealized (gains) losses on financial instruments, net	(57)	(75)
Deferred income tax expense (benefit)	6	(27)
Other, net	8	2
Changes in operating assets and liabilities
Current and other assets	(279)	(143)
Payables and other liabilities	509	538
Net cash provided (used) by operating activities	357	391
Cash flows from investing activities:
Investments in equity method affiliates and debt and equity securities	(4)	(5)
Cash (paid) received for acquisitions, net of cash acquired	—	(131)
Capital expended for property and equipment, including internal-use software and website development	(20)	(33)
Other investing activities, net	(1)	(11)
Net cash provided (used) by investing activities	(25)	(180)
Cash flows from financing activities:
Repayments of debt	(13)	(6)
Other financing activities, net	(39)	(7)
Net cash provided (used) by financing activities	(52)	(13)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(3)	4
Net cash provided (used) by discontinued operations:
Cash provided (used) by operating activities	—	(10)
Cash provided (used) by investing activities	—	(1)
Net cash provided (used) by discontinued operations	—	(11)
Net increase (decrease) in cash, cash equivalents and restricted cash	277	191
Cash, cash equivalents and restricted cash at beginning of period	1,055	2,963
Cash, cash equivalents and restricted cash at end of period	$1,332	3,154

Cash and cash equivalents	$1,332	2,833
Cash and cash equivalents included in current assets of discontinued operations	—	314
Restricted cash included in other current assets	—	7
Total cash, cash equivalents and restricted cash at end of period	$1,332	3,154

NON-GAAP FINANCIAL MEASURES AND SUPPLEMENTAL DISCLOSURES

SCHEDULE 1

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, together with reconciliations to operating income, as determined under GAAP.  Liberty Media defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, Concorde incentive payments and restructuring, acquisition and impairment charges.

Liberty Media believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’ performance or indicative of ongoing business trends.  In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance.  Because Adjusted OIBDA is used as a measure of operating performance, Liberty Media views operating income as the most directly comparable GAAP measure.  Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that Liberty Media's management considers in assessing the results of operations and performance of its assets.

The following table provides a reconciliation of Adjusted OIBDA for Liberty Media to operating income (loss) calculated in accordance with GAAP for the three months ended March 31, 2025 and March 31, 2026.

QUARTERLY SUMMARY

	Three months ended
	March 31,
	2025	2026
Operating income (loss)	$(67)	$64
Depreciation and amortization	77	112
Stock compensation expense	2	5
Acquisition costs(a)	11	—
Concorde incentive payments	50	—
Adjusted OIBDA	$73	$181

(a)	Liberty Media incurred $11 million of costs related to the acquisition of MotoGP during the three months ended March 31, 2025.

SCHEDULE 2

This press release also references operating results on a constant currency basis, which is a non-GAAP measure, for MotoGP. Constant currency operating results, as presented herein, are calculated as the difference between current period activity translated using the prior period’s currency exchange rates.

Liberty Media believes constant currency operating results are an important indicator of financial performance for MotoGP, due to the translational impact of foreign currency fluctuations relating to its operating results for countries where the functional currency is not the US dollar. Liberty Media uses constant currency operating results to provide a framework to assess how the MotoGP business performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables in the section entitled “MotoGP Operating Results” in this press release for a reconciliation of the impact of foreign currency fluctuations on revenue and Adjusted OIBDA.